Exhibit 10.10

PROMISSORY NOTE

$104,450	October 4, 2022

FOR VALUE RECEIVED, the undersigned, CC Acquisition Corp., a Nevada corporation having a mailing address at 5920 South 118th Circle, Omaha, NE 68137 (the “Maker”), unconditionally promises to pay to the order of Clayton Adams, an individual having a mailing address at 1904 S 183rd Circle, Omaha, Nebraska 68130 (the “Lender”), the principal sum of One Hundred Four Thousand Four Hundred Fifty Dollars ($104,450), at an interest rate of five percent 5% computed on the basis of a 360 day year with interest beginning to accrue only after the thirtieth (30th) day following the issuance of this promissory note (this “Note”). The Maker further agrees to pay all costs of collection, including reasonable attorneys' fees, incurred by the Lender or by any other holder of this Note in any action to collect this Note, whether or not suit is brought.

Principal and accrued interest shall be payable on the sixtieth day (60) following WRITTEN DEMAND.

Maker shall have the right at any time to prepay, in whole or in part, the principal without penalty, subject to the qualification, however, that no partial prepayment of the original sum shall in any way release, discharge or affect the obligation of the Maker to make full payment in the amount of the balance of said principal sum plus accrued interest thereon at the time of demand.

The amounts due hereunder are payable in lawful money of the United States of America to the Lender at is address as specified above or at such other place as the holder of this Note shall from time to time designate, in immediately available funds.

No failure on the part of the Lender or any other holder of this Note to exercise and no delay in exercising any right, remedy or power hereunder or under any other document or agreement executed in connection herewith shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender or any other holder of this Note of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power.

This Note shall be binding upon the Maker and the Maker’s successors and assigns.

This Note is executed and delivered in the State of Nevada and is to be governed by and construed in accordance with the laws of the State of Nevada.

In the event that any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or in the event that any one or more of the provisions of this Note shall operate, or would prospectively operate, to invalidate this Note, then, and in any such event, such provision or provisions only shall be deemed null and void and of no force or effect and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect, shall be valid, legal and enforceable, and shall in no way be affected, prejudiced or disturbed thereby.

CC Acquisition Corp.

By:	/s/ Matthew Atkinson
Name:	Matthew Atkinson
Title:	Director and Chief Executive Officer